Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	(2)	(3)	(3)		0

	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(2)	(3)	(3)		0

	Other	Warrants	457(o)	(2)	(3)	(3)		0

	Debt	Debt Securities	457(o)	(2)	(3)	(3)		0

	Other	Subscription Rights	457(o)	(2)	(3)	(3)		0

	Other	Units(1)	457(o)	(2)	(3)	(3)		0

	Total	Unallocated (Universal) Shelf	457(o)	(2)	(3)	$100,000,000	0.0000927	$9,270(4)

Fees previously Paid

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts							$9,270

	Total Fees Previously Paid							$0

	Total Fee Offsets							—

	Net Fees Due							$9,270

(1)	Consisting of some or all of the securities listed above, in any combination, including Class A common stock, preferred stock, debt securities, warrants and subscription rights.
(2)

The securities registered hereunder include such indeterminate (a) number of shares of Class A common stock, (b) number of shares of preferred stock, (c) warrants to purchase Class A common stock, preferred stock or debt securities of the Registrant, (d) debt securities, (e) subscription rights to purchase Class A common stock, preferred stock or debt securities of the Registrant, and (f) units, consisting of some or all of these securities, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of Class A common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims

Fee Offset Sources

Rule 457(p)

Fee Offset Claims

Fee Offset Sources